UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1934

                          Golden Spirit Minerals Ltd.
             (Exact name of Registrant as specified in its charter)


Delaware                              333-101068      52-2132622
(State or other jurisdiction of   (Commission File  (IRS Employer
incorporation)                         Number)   Identification Number)


                         Suite #8061288 Alberni Street
                       Vancouver, B.C. Canada    V6E 4N5


   (Address, including zip code, and telephone numbers, including area code)
===============================================================================

                        STOCK INCENTIVE AND OPTION PLAN
                          (Full title of Amended Plan)

Robert Klein
Suite # 806
1288 W. Georgia Street
Vancouver, B.C., Canada , V6E 4N5
(Name and address of agent for service)

(604) 664-0484
(Telephone number, including area code, of agent for service)



                        CALCULATION OF REGISTRATION FEE

Title of Securities  Amount to be   Proposed maximum     Proposed maximum       Amount of
to be registered      registered    Offering price per   aggregate offering  registration fee
                        (1)             share (2)             price (2)
-------------------   -----------   ------------------   ------------------  ----------------
Common stock (1)       7,600,000         0.01                 $ 76,000            $ 9.63


(1) In addition, pursuant to Rule 416 (c) under the Securities Act of 1933 as amended (the "Securities Act"), this Registration Statement also covers an indeterminate amount of interests (up to a maximum of 5,000,000 shares) to be offered or sold pursuant to the employee benefit plan (s) described herein.

(2) Estimated pursuant to Rule 457 (h) (1) under the Securities Act, solely for the purpose of calculating the registration fee, based upon the last over-the-counter sale reported on May 28, 2004.


PART I


INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


ITEM 1. PLAN INFORMATION.*


ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*


* The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b) (1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1934 (the "Securities Act"). Such document(s) are not being filed with the Commission, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 2 of
Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.


PART II


INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 2. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents previously or concurrently filed by the Company with the Commission are hereby incorporated by reference into this Registration
Statement:

1. The registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

2. The registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004.

All of the above documents and documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus which is a part hereof (the "Prospectus") to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the Prospectus.

All documents incorporated by reference herein will be made available to all participants in the Stock Incentive and Option Plan without charge, upon written or oral request. Other documents required to be delivered to participants pursuant to Rule 428(b) (1) under the Securities Act of 1934 are also available without charge, upon written or oral request. All requests for documents shall be directed to:


Golden Spirit Minerals Ltd.
Suite # 806
1288 Alberni Street
Vancouver, B.C., Canada
V6E 4N5
(604) 664-0484

ITEM 4. DESCRIPTION OF SECURITIES.


Not applicable.


ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.


Not applicable.


ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


Delaware law permits a company to indemnify its directors and officers, except for any act of dishonest. Golden Spirit Minerals Ltd.. has provided in its By-Laws that the directors and officers of Golden Spirit Minerals Ltd. will be indemnified and secured harmless to the full extent permitted by law out of the assets of Golden Spirit Minerals Ltd. from and against all actions, costs, chares, losses, damages and expenses incurred by reason of any act done, concurred in or omitted in or about the execution of their duties or supposed duties, other than in the case of any fraud or dishonesty. In addition, Golden Spirit Minerals Ltd. has provided in its By-Laws that each shareholder of Golden Spirit Minerals Ltd. agrees to waive any claim or right of action, individually or in the right of Golden Spirit Minerals Ltd. against any director or officer of Golden Spirit Minerals Ltd. on account of any action taken by such director or officer.

Delaware law also permits Golden Spirit Minerals Ltd. to purchase insurance for the benefit of its directors and officers against any liability incurred by them for the failure to exercise the requisite care, diligence and skill in the exercise of their power and the discharge of their duties, or indemnifying them in respect of any loss arising or liability incurred by them by reason of negligence, default, breach of duty or breach of trust.



ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.


Not Applicable.


ITEM 8. EXHIBITS.

See the Exhibit Index following the signature page in this Registration Statement, which Exhibit Index is incorporated herein by reference.

ITEM 9. UNDERTAKINGS.
(a) The undersigned Company hereby undertakes:


(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to: (i) include any prospectus required by Section 10(a) (2) of the Securities Act; (ii) reflect in the prospectus any facts or events arising after the effective date of the Registration Statement which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; PROVIDED, HOWEVER, that provisions
(i) and (ii) of this undertaking do not apply if the information required to be included in a post--effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to the Exchange Act that are incorporated by reference into the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plans annual report pursuant to Section 15
(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and, is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES


Pursuant to the requirements of the Securities Act of 1934, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized.


Golden Spirit Minerals Ltd.


By: /S/ Robert Klein
--------------------
Robert Klein, President and Director




By: /S/ Robert Waters
---------------------
Robert Waters, Secretary and Director




Date: June 2, 2004


                                EXHIBIT INDEX TO


FORM S-8 REGISTRATION STATEMENT


EXHIBIT NO.     DESCRIPTION
4.1     Stock Incentive and Option Plan
4.2     Incentive Stock Option Agreement
5.1     Opinion of Michael S. Krome, P.C.
23.1    Consent of Dale Matheson, Carr-Hilton, Labonte Chartered Accountants
23.2    Consent of Michael S. Krome, P.C. (included in exhibit 5.1)













Exhibit 4.1

Golden Spirit Minerals Ltd.
2004 STOCK INCENTIVE
AND
OPTION PLAN

1. THE PLAN.

The purpose of the Golden Spirit Minerals Ltd. (the Company) 2004 Stock Incentive and Option Plan (the Plan) is to provide the Company with the means of attracting and retaining the services of highly motivated and qualified directors and key personnel.

The Plan is intended to advance the interests of the Company and its stockholders by affording to key employees, consultants and non-employee directors, upon whose skill, judgment, initiative, and efforts the Company is largely dependent for the successful conduct of its business, an opportunity for investment in the Company and incentives inherent in stock ownership in the Company. The term Company shall include all subsidiaries of the Company.

2. LEGAL COMPLIANCE.

It is the intent of the Plan that it conform in all respects with the requirements of Rule 16b-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934 (Rule 16b-3) or, in connection with Incentive Stock/Options (ISOs), as such term is defined in Section 422 (a) of the Internal Revenue Code of 1986 (the Code) as mentioned from time to time. If any aspect of the Plan does not conform to Section 422 (a) of the Code, as amended from time to time, such aspect shall be deemed to be modified, deleted, or otherwise changed as necessary to insure continued compliance with such provisions.

3. ADMINISTRATION OF THE PLAN.

3.1 PLAN COMMITTEE: The Plan shall be administered by a committee (the Committee). The members of the Committee shall be appointed from time to time by the Board of Directors of the Company (the Board) and shall consist of not less than two (2) nor more than five (5) persons.

3.2 COMMITTEE PROCEDURES: The Committee from time to time may adopt such rules and regulations for carrying out the purposes of the Plan as it may deem proper and in the best interests of the company. The committee shall keep minutes of its meetings and records of its actions. A Majority of the members of the committee shall constitute a quorum for the transaction of any business by the Committee. The Committee may act at any time by an affirmative vote of a majority of those members voting. Such vote may be taken at a meeting which may be conducted in person, telephonically, or by written consent of all Committee members without a meeting.

3.3 FINALITY OF COMMITTEE ACTION: The Committee's actions shall be final and conclusive and binding on all persons, including, without limitations, the Company, its stockholders, the Committee and each of the members of the Committee, respective successor(s) and interest(s).

3.4 NON LIABILITY OF COMMITTEE MEMBERS: No Committee member shall be liable for any action or determination made by him in good faith with respect to the Plan or any Options granted or shares issued thereunder.

4. NON-EXCLUSIVITY OF THE PLAN.

Nothing contained in the Plan is intended to amend, modify, or rescind any previously app[roved compensation plan(s), program(s) or option(s) entered into by the Company. This Plan shall be construed to be in addition to and independent of any and all such other arrangements. Neither the adoption of the Plan by the Board nor the submission of the Plan to the Stockholders of the Company for approval shall be construed as creating limitations on the power or authority of the Board to adopt, with or without stockholder approval, such additional or other compensation arrangements as the Board may from time to time deem desirable.

5. GOVERNING LAW.

The Plan and all rights and obligations under it shall be construed and enforced in accordance with the laws of the State of Delaware.




Exhibit 4.2

Golden Spirit Minerals Ltd.


INCENTIVE STOCK OPTION AGREEMENT


Agreement dated ---------, between Golden Spirit Minerals Ltd., a Delaware Corporation (the "Company"), with its principal office at Suite 806 1288 Alberni Street, Vancouver, B.C., Canada, V6E 4N5 and---------------------, residing at --------------------------------------------------------------
("Optionee").

1. Grant of Option . The Company hereby grants to Optionee effective as of -------------, ("Grant Date"), the right and option ("Option") to purchase from the Company, for a price equal to the exercise price determined as described below ("Exercise Price"), up to ------- shares of the Company's common stock ("Shares"), as a qualified incentive stock option ("Option"), which Option shall be subject to the applicable terms and conditions set forth below and is being granted pursuant to the Golden Spirit Minerals Ltd. Incentive Stock Option Plan ("Plan").

2. Terms and Conditions of Option . The Option evidenced by this Agreement is subject to the following terms and conditions, as well as the terms and conditions of Section 3 hereof.

a. Exercise Price . The Exercise Price is $----- per Share, which is the fair market value per Share on the Grant Date as determined in accordance with the Plan.

b. Term of Option . The term of the Option over which the Option may be exercised shall commence on the Grant Date and, subject to the provisions of
Section 3(b) below, shall terminate five years thereafter.

c. Exercisability of Option . As to the total number of Shares with respect to which the Option is granted, the Option shall be exercisable [on and after the first anniversary of the Grant Date] [as follows: (i) ------% of the Option in the aggregate may be exercised on or after --------; (ii) -----% of the Option in the aggregate may be exercised on or after ---------; (iii) . . . .]

However, the right of Optionee to exercise the Option shall be deferred to the extent that the Option otherwise would not be treated as a qualified incentive stock option by reason of the $100,000 annual limitation under Section 422(d) of the Internal Revenue Code of 1986, as amended (the "Code").

3. Additional Terms and Conditions .

a. Exercise of Option; Payments for Shares . An Option may be exercised from time to time with respect to all or any portion of the number of Shares with respect to which the Option has become exercisable, in whole or in part, by written notice to the Company at the Company's then principal office, to the attention of the Administrative Committee for the Precise Life Sciences Ltd. Incentive Stock Option Plan (the "Committee"), substantially in the form of Exhibit A attached hereto. Notwithstanding anything in this Agreement to the contrary, no Option may be exercised prior to the date on which the Plan is approved by the Company's shareholders. Any notice of exercise of the Option shall be accompanied by payment of the full Exercise Price for the Shares being purchased by certified or bank check payable to the order of Golden Spirit Minerals Ltd. or, as may be allowed by the Committee, by delivery to the Company of a number of Shares already owned by Optionee having a fair market value equal to such Exercise Price. In addition, with the consent of the Committee, the Company may cooperate with Optionee in arranging a "cashless exercise" of the Option through a broker approved by the Committee. The Option shall not be exercised for any fractional Shares and no fractional Shares shall be issued or delivered. The date of actual receipt by the Company of the notice of exercise shall be treated as the date of exercise of the Option for the Shares being purchased.

b. Termination of Option . If Optionee's employment with the Company or any Subsidiary terminates, the Option shall continue to be exercisable, to the extent it is exercisable on the date such employment terminated, for three (3) months after such termination, but in no event after the date the Option otherwise terminates. However, if Optionee's employment terminates because of Optionee's death or disability, the Option shall continue to be exercisable, to the extent it is exercisable on the date such employment terminated, for twelve
(12) months after such termination, but in no event after the date the Option otherwise terminates.

c. Continued Employment . The Option granted hereunder shall confer no right on Optionee to continue in the employ of the Company or any Subsidiary, or limit in any respect the right of the Company or any Subsidiary (in the absence of a specific agreement to the contrary) to terminate Optionee's employment at any time.

d. Issuance of Shares; Registration; Withholding Taxes . As soon as practicable after the exercise date of the Option, the Company shall cause to be issued and delivered to Optionee, or for the Optionee's account, a certificate or certificates for the Option Shares purchased. The Company may postpone the issuance or delivery of the Shares until (i) the completion of registration or other qualification of such Shares or transaction under any state or federal law, rule or regulation, or any listing on any securities exchange, as the Company shall determine to be necessary or desirable; (ii) the receipt by the Company of such written representations or other documentation as the Company deems necessary to establish compliance with all applicable laws, rules and regulations, including applicable federal and state securities laws and listing requirements, if any; and (iii) the payment to the Company, upon its demand, of any amount requested by the Company to satisfy any federal, state or other governmental withholding tax requirements related to the exercise of the Option. Optionee shall comply with any and all legal requirements relating to Optionee's resale or other disposition of any Shares acquired under this Agreement. The certificates representing the Shares acquired pursuant to the Option may bear such legend as described in Section 6 and as counsel to the Company otherwise deems appropriate to assure compliance with applicable law.

e. Nontransferability of Options . The Option and this Agreement shall not be assignable or transferable by Optionee other than by will or by the laws of descent and distribution. During Optionee's lifetime, the Option and all rights of Optionee under this Agreement may be exercised only by Optionee (or by his guardian or legal representative). If the Option is exercised after Optionee's death, the Committee may require evidence reasonably satisfactory to it of the appointment and qualification of Optionee's personal representatives and their authority and of the right of any heir or distributee to exercise the Option.

f. Option is Incentive Stock Option . The Option granted hereunder is intended to qualify as an "incentive stock option", as that term is defined in Section 422 of the Internal Revenue Code of 1986, as amended.


4. Changes in Capitalization; Reorganization .

a. Adjustments . The number of shares of Common Stock which may be subject to options under the Plan, the number of Shares subject to the Option, and the Exercise Price shall be adjusted proportionately for any increase or decrease in the number of issued shares of Common Stock by reason of stock dividends, split-ups, recapitalizations or other capital adjustments. Notwithstanding the foregoing, (i) no adjustment shall be made, unless the Committee determines otherwise, if the aggregate effect of all such increases and decreases occurring in any fiscal year is to increase or decrease the number of issued shares by less than five percent (5%); (ii) any right to purchase fractional shares resulting from any such adjustment shall be eliminated; and (iii) the terms of this Section 4(a) are subject to the terms of Section 4(b) below.

b. Corporate Transactions . Pursuant to Article 13 of the Program, in the event of (i) a dissolution or liquidation of the Company, (ii) merger or consolidation or reorganization of the Company in which the Company is not the surviving corporation, (iii) merger or consolidation or reorganization in which the Company is the surviving corporation but after which the shareholders cease to own their shares in the Company, (iv) the sale of substantially all of the assets of the Company, or (v) the acquisition, sale, or transfer of more than fifty percent (50%) of the outstanding shares of the Company (herein referring to (i) through (v) as "Corporate Transaction"), or (iv) the Board of Directors of the Company proposes that the Company enter into a Corporate Transaction, then the Committee may in its discretion take any or all of the following actions: (i) by written notice to Optionee, provide that the Option shall be terminated unless exercised within thirty (30) days (or such longer period as the Committee shall determine its discretion) after the date of such notice; and
(ii) accelerate the dates upon which any or all outstanding Options granted to Optionee shall be exercisable.

Whenever deemed appropriate by the Committee, any action referred to in this
Section 4(b) may be made conditional upon the consummation of the applicable Corporate Transaction.

c. Committee Determination . Any adjustments or other action pursuant to this
Section 4 shall be made by the Committee, and the Committee's determination as to what adjustments shall be made or actions taken, and the extent thereof, shall be final and binding.

5. No Rights as Shareholder . Optionee shall acquire none of the rights of a shareholder of the Company with respect to the Shares until a certificate for the shares are issued to Optionee upon the exercise of the Option. Except as otherwise provided in Section 4 above, no adjustments shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date such certificate is issued.

6. Legends . All certificates evidencing Shares purchased under this Agreement in an unregistered transaction shall bear the following legend (and such other restrictive legends as are required or deemed advisable under the provisions of any applicable law):

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1934, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

If, in the opinion of the Company and it counsel, any legend placed on a stock certificate representing Shares sold under this Agreement is no longer required, the holder of such certificate shall be entitled to exchange such certificate for a certificate representing the same number of Shares but without such legend.


7. Optionee Bound by Plan . Optionee hereby acknowledges receipt of a copy of the Plan and acknowledges that Optionee shall be bound by its terms, regardless of whether such terms have been set forth in the Agreement. Notwithstanding the foregoing, if there is an inconsistency between the terms of the Plan and the terms of this Agreement, Optionee shall be bound by the terms of the Plan.

8. Notices . Any notice or other communication made in connection with this Agreement shall be deemed duly given when delivered in person or mailed by certified or registered mail, return receipt requested, to Optionee at Optionee's address listed above or such other address of which Optionee shall have advised the Company by similar notice, or to the Company at its then principal office, to the attention of the Committee.

9. Miscellaneous . This Agreement and the Plan set forth the parties' final and entire agreement with respect to the subject matter hereof, may not be changed or terminated orally and shall be governed by and shall be construed in accordance with the laws of the State of Nevada, United States of America, despite the fact that one or both parties may be or shall become a resident of a different state or country. This Agreement shall bind and benefit Optionee, the heirs, distributees and personal representative of Optionee, and the Company and its successors and assigns.

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.




Golden Spirit Minerals Ltd.






By: ---------------------------

Title: ------------------------




OPTIONEE



----------------------------------------------









EXHIBIT A



------------------, 2004


Golden Spirit Minerals Ltd.
Attention: Administrative Committee for
Golden Spirit Minerals Ltd.
Suite 806,
1288 Alberni Street
Vancouver, B.C. Canada
V6E 4R8

Dear Sir/Madam:

Pursuant to the provisions of the Golden Spirit Minerals Ltd. Incentive Stock Option Agreement, dated _______________, 2004 (the "Option Agreement"), whereby you have granted me the Option to purchase up to _____ shares of common stock of Golden Spirit Minerals Ltd. (the "Company"), I hereby notify you that I elect to exercise my option to purchase _____ of the shares covered by the Option at $________, the price determined in accordance with the Option Agreement. In full payment of such price for the shares being purchased hereby, I am delivering to you . The undersigned hereby agrees to provide the Company, prior to the receipt of the shares being purchased hereby, with such representations or certifications or payments that the Company may require pursuant to the terms of the Plan and the Option Agreement.

Sincerely,


Address:


(For notices, reports, dividend checks and communications to shareholders.)